FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             /_/ Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                              See Instruction 1(b).


1.   Name and Address of Reporting Person*:    General Motors Corporation
                                               ------------------------------
                                               (LAST)        (FIRST)   (MIDDLE)


                                         100 Renaissance Center
                                    -------------------------------------------
                                                     (STREET)

                                       Detroit,       Michigan      48265-1000
                                    ------------------------------------------
                                        (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

          PanAmSat Corporation - SPOT

3.   IRS or Social Security Number of Reporting Person  (Voluntary):

          38-0572515

4.   Statement for Month/Year:

          4/98

5.   If Amendment, Date of Original:
      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

_____  Director

_____  Officer (give title below)

__X__  10% Owner

_____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

____  Form filed by One Reporting Person

__X_  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:
      (Instr. 3)

         Common Stock, $0.01 par value per share (the "Common Stock")

         Common Stock

2.   Transaction Date:
      (Month/Day/Year)

         4/30/98

         5/1/98

3.   Transaction Code:
      (Instr. 8)
      Code                 V

      P

      P                    V

4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      11,239,594      A                 $674,375,640

       2,949,774      A                 $176,986,440

5.   Amount of Securities Beneficially Owned at End of Month:
      (Instr. 3 and 4)

       117,862,401

       120,812,175

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)

         I

         I

7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)

     By Hughes Communications, Inc., a wholly-owned indirect subsidiary of General Motors Corporation.

Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:
      (Month/Day/Year)


4.   Transaction Code:
      (Instr. 8)
      Code                 V


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

       (A)                 (D)


6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

       Date Exercisable             Expiration Date



7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:
      (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)


Explanation of Responses:




** Intentional misstatements or omissions       /s/ Martin I. Darvick
   of facts constitute Federal Criminal         ---------------------------
   Violations. See 18 U.S.C. 1001 and           ** Signature of Reporting Person
   15 U.S.C. 78ff(a.)                               Martin I. Darvick
                                                    Assistant Secretary
                                                    General Motors Corporation

                                                Date: May 11, 1998

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                     FORM 4

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


             /_/ Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                              See Instruction 1(b).


1.   Name and Address of Reporting Person*:    Hughes Communications, Inc.
                                               ------------------------------
                                               (LAST)        (FIRST)   (MIDDLE)


                                         1500 Hughes Way
                                    -------------------------------------------
                                                     (STREET)

                                      Long Beach      California        90810
                                    ------------------------------------------
                                        (CITY)        (STATE)           (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

          PanAmSat Corporation - SPOT

3.   IRS or Social Security Number of Reporting Person  (Voluntary):

          95-3884435

4.   Statement for Month/Year:

          4/98

5.   If Amendment, Date of Original:
      (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

_____  Director

_____  Officer (give title below)

__X__  10% Owner

_____  Other (specify below)

7.   Individual or Joint/Group Filing (Check Applicable Line)

____  Form filed by One Reporting Person

__X_  Form filed by More than One Reporting Person


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:
      (Instr. 3)

         Common Stock, $0.01 par value per share (the "Common Stock")

         Common Stock

2.   Transaction Date:
      (Month/Day/Year)

         4/30/98

         5/1/98

3.   Transaction Code:
      (Instr. 8)
      Code                 V

      P

      P                    V

4.   Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      11,239,594      A                 $674,375,640

       2,949,774      A                 $176,986,440

5.   Amount of Securities Beneficially Owned at End of Month:
      (Instr. 3 and 4)

       117,862,401

       120,812,175

6.   Ownership Form:   Direct (D) or Indirect (I):
      (Instr. 4)

         D

         D

7.   Nature of Indirect Beneficial Ownership:
      (Instr. 4)



Reminder:   Report on a  separate  line for each class of  securities
            beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

           Table II - Derivative Securities Acquired, Disposed of, or
            Beneficially Owned (e.g., puts, calls, warrants, options,
                             convertible securities)


1.   Title of Derivative Security:
      (Instr. 3)


2.   Conversion or Exercise Price of Derivative Security:


3.   Transaction Date:
      (Month/Day/Year)


4.   Transaction Code:
      (Instr. 8)
      Code                 V


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
      (Instr. 3, 4 and 5)

       (A)                 (D)


6.    Date Exercisable and Expiration Date:
       (Month/Day/Year)

       Date Exercisable             Expiration Date



7.   Title and Amount of Underlying Securities:
       (Instr. 3 and 4)

      Title                Amount or Number of Shares



8.   Price of Derivative Security:
      (Instr. 5)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
      (Instr. 4)


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):
       (Instr. 4)


11.  Nature of Indirect Beneficial Ownership:
       (Instr. 4)


Explanation of Responses:




** Intentional misstatements or omissions       /s/ Patrick T. Doyle
   of facts constitute Federal Criminal         ---------------------------
   Violations. See 18 U.S.C. 1001 and           ** Signature of Reporting Person
   15 U.S.C. 78ff(a.)                               Patrick T. Doyle
                                                    Senior Vice President
                                                    Hughes Communications, Inc.

                                                Date: May 11, 1998

Note: File three copies of the Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.